Exhibit 99.1
Media Contact:
Christina Chan
Senior Manager, Public Affairs
Biogen Idec
Tel: (781) 464-3260
Investment Community Contact:
Kia Khaleghpour
Associate Director, Investor Relations
Biogen Idec
Tel: (781) 464-2442
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2011 Results
TYSABRI® Global In-Market Revenue Trending over $1.5 Billion Annualized Run Rate; Second
Quarter TYSABRI Revenues Increase 28%
Weston, MA, July 26, 2011 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, today announced its second quarter 2011 results.
Second Quarter 2011 Highlights:
•	Second quarter revenues were $1.2 billion, flat compared to the second quarter of 2010. TYSABRI (natalizumab) revenues increased 28% year-over-year to $281 million while AVONEX® (interferon beta-1a) revenues increased 5% year-over-year to $659 million. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $216 million for the quarter, down 29% versus prior year. Our share of RITUXAN revenues from our unconsolidated joint business was reduced by approximately $50 million during the second quarter of 2011 as a result of an accrual relating to an intermediate decision in Genentech, Inc.’s ongoing arbitration with Hoechst GmbH.

•	Global in-market sales of TYSABRI in the second quarter of 2011 were $389 million, an increase of 31% over the second quarter of 2010. The total was comprised of $183 million in U.S. sales and $206 million in sales to markets outside the U.S.
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•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), second quarter 2011 GAAP diluted EPS were $1.18, an increase of 5% over the second quarter of 2010. GAAP net income attributable to Biogen Idec for the quarter was $288 million, a decrease of 2% from the second quarter of 2010.

•	Non-GAAP diluted EPS for the second quarter of 2011 were $1.36, an increase of 4% over the second quarter of 2010. Non-GAAP net income attributable to Biogen Idec for the second quarter of 2011 was $332 million, a decrease of approximately 3% from the second quarter of 2010. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
As of June 30, 2011, Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.5 billion.
“We are pleased with our strong second quarter performance” said George A. Scangos, Ph.D., chief executive officer of Biogen Idec. “Our commercial and financial performance has been strong, and we have made great progress on our pipeline, which is now focused on high quality projects in areas of our expertise — neurology, immunology, and hemophilia. This quarter, we were excited by the European Commission’s approval of the inclusion of JCV antibody status as an additional PML risk factor in TYSABRI labeling, as well as the conditional approval for FAMPYRA. We continue to focus on execution to insure that we achieve our ambitious goals and continue our positive momentum into the second half of this year.”
Share Repurchases
During the second quarter of 2011, Biogen Idec repurchased 2.2 million shares of stock at a total cost of $191 million.
TYSABRI Patient Growth
Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of June 2011, we estimate that approximately 61,500 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 88,100 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the second quarter of 2011 were $16 million, an increase of 36% over the second quarter of 2010.
Table 4 provides individual product revenues.
Royalties were $29 million in the second quarter of 2011, a decrease of 5% compared to the second quarter of 2010.

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Corporate partner revenues in the second quarter of 2011 were $7 million, compared to $17 million in the second quarter of 2010.
Revised Financial Guidance
Biogen Idec also revised its 2011 financial guidance. This guidance consists of the following components:
•	Revenue growth is expected to be in the low to mid-single digits versus 2010.

•	Cost of Sales is expected to be approximately 9% to 10% of total revenue.

•	R&D is expected to be approximately 22% to 24% of total revenue.

•	SG&A is expected to be approximately 20% to 21% of total revenue.

•	Tax rate is expected to be approximately 26% to 28% of pretax income.

•	GAAP diluted EPS is expected to be above $4.91.

•	Non-GAAP diluted EPS is expected to be above $5.70.

•	Capital expenditures are expected to be in the range of $200 to $220 million.
Biogen Idec may incur charges, realize gains or experience other events in 2011 that could cause actual results to vary from this guidance.
Recent Events
•	On July 26, 2011, Biogen Idec and Swedish Orphan Biovitrum presented data on the long-lasting recombinant factor VIII therapy at the International Society on Thrombosis and Haemostasis meeting. Results showed the potential to significantly reduce the burden of treatment for people with Hemophilia A.

•	On July 20, 2011, Biogen Idec received conditional approval in the European Union for FAMPYRA® (prolonged-release fampridine tablets) to improve walking in adults with multiple sclerosis. The novel oral therapy provides clinically meaningful improvement in daily function.

•	On July 3, 2011, Biogen Idec researchers identified a novel approach for promoting remyelination and inhibiting autoimmune activation as a potential therapeutic option for the treatment of multiple sclerosis.

•	On June 23, 2011, Biogen Idec announced that its share of RITUXAN revenues from the unconsolidated joint business will be reduced by approximately $50 million during the second quarter of 2011 as a result of an accrual relating to an intermediate decision in Genentech’s ongoing arbitration with Hoechst.

•	On June 22, 2011, the European Commission approved the inclusion of Anti-JC Virus Antibody Status as a PML risk factor in TYSABRI labeling. A five year marketing authorization for TYSABRI was also renewed in the EU.

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•	On June 7, 2011, Biogen Idec received approval in the European Union for AVONEX(R) PEN™, the first single-use intramuscular autoinjector designed to improve convenience of once-weekly AVONEX administration.

•	On June 6, 2011, Biogen Idec announced positive data from the AVONEX Dose Titration Study at the 2011 Annual Meeting of the Consortium of Multiple Sclerosis Centers. The data showed that titrating AVONEX at the initiation of treatment reduced the severity of flu-like symptoms.

•	On May 20, 2011, the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use issued a positive opinion on the Marketing Authorisation Application for FAMPYRA.

•	On May 16, 2011, Biogen Idec received approval for FAMPYRA from The Australian Therapeutic Goods Administration to improve walking ability in adult patients with multiple sclerosis.

•	On May 9, 2011, Biogen Idec and Swedish Orphan Biovitrum received an opinion from the EMA agreeing to a pediatric investigational plan for the companies’ long-lasting Hemophilia B therapy.
Conference Call and Webcast
The company’s earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. ET on July 26, 2011, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently through August 26, 2011.
About Biogen Idec
Biogen Idec uses cutting-edge science to discover, develop, manufacture and market therapies for the treatment of serious diseases with a focus on neurological disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $4 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

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Safe Harbor
This press release contains forward-looking statements, including statements about the anticipated development of programs in our clinical pipeline and financial guidance. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.
These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, product competition, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, charges and other costs relating to our properties, problems with our manufacturing processes and our reliance on third parties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, the risks of doing business internationally, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations, representation of activist shareholders on our board of directors, and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.
These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.
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TABLE 1
Biogen Idec Inc.
June 30, 2011
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
REVENUES	2011	2010	2011	2010
Product	$956,703	$859,235	$1,863,805	$1,683,455
Unconsolidated joint business	216,458	306,371	472,583	561,300
Royalties	28,649	30,098	54,227	56,120
Corporate partner	6,837	16,998	21,375	20,687

Total revenues	1,208,647	1,212,702	2,411,990	2,321,562

COST AND EXPENSES
Cost of sales, excluding amortization of acquired intangible assets	100,503	106,985	203,616	204,040
Research and development	285,644	331,675	579,277	638,705
Selling, general and administrative	266,301	262,322	510,819	510,987
Collaboration profit sharing	88,050	62,692	162,844	126,249
Amortization of acquired intangible assets	55,136	53,148	108,352	102,037
Restructuring charges	—	—	16,587	—
Fair value adjustment of contingent consideration	2,200	—	3,400	—
Acquired in-process research and development	—	—	—	39,976

Total cost and expenses	797,834	816,822	1,584,895	1,621,994

Income from operations	410,813	395,880	827,095	699,568
Other income (expense), net	(11,728)	1,012	(1,777)	(7,373)

INCOME BEFORE INCOME TAX EXPENSE	399,085	396,892	825,318	692,195
Income tax expense	95,036	102,243	212,504	177,553

NET INCOME	$304,049	$294,649	$612,814	$514,642

Net income attributable to noncontrolling interest, net of tax	16,015	1,211	30,450	3,762

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$288,034	$293,438	$582,364	$510,880

BASIC EARNINGS PER SHARE	$1.19	$1.13	$2.40	$1.92

DILUTED EARNINGS PER SHARE	$1.18	$1.12	$2.38	$1.91

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	242,375	259,938	241,932	265,018

DILUTED EARNINGS PER SHARE	244,966	261,658	244,899	267,272

TABLE 2
Biogen Idec Inc.
June 30, 2011
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and marketable securities	$1,326,744	$1,207,744
Accounts receivable, net	666,960	605,329
Inventory	308,254	289,066
Other current assets	386,665	438,281

Total current assets	2,688,623	2,540,420

Marketable securities	1,183,559	743,101
Property, plant and equipment, net	1,712,869	1,641,634
Intangible assets, net	1,678,867	1,772,826
Goodwill	1,146,314	1,146,314
Investments and other assets	211,747	248,198

TOTAL ASSETS	$8,621,979	$8,092,493

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and other financing arrangements	$131,981	$137,153
Other current liabilities	822,349	912,969
Long-term deferred tax liability	196,784	200,950
Notes payable and line of credit	1,062,986	1,066,379
Other long-term liabilities	351,685	325,599
Shareholders’ equity	6,056,194	5,449,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,621,979	$8,092,493

TABLE 3
Biogen Idec Inc.
June 30, 2011
Condensed Consolidated Statements of Income – Non–GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EARNINGS PER SHARE	2011	2010	2011	2010
GAAP earnings per share — Diluted	$1.18	$1.12	$2.38	$1.91
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.18	0.19	0.40	0.48

Non-GAAP earnings per share — Diluted	$1.36	$1.31	$2.78	$2.39

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$288.0	$293.4	$582.4	$510.9
Adjustments:
R&D: Restructuring and severance	—	0.6	—	1.3
R&D: Stock option expense	0.5	0.8	1.7	2.4
R&D: Expenses paid by Cardiokine	—	1.9	—	3.8
SG&A: Restructuring and severance	—	1.5	—	5.8
SG&A: Stock option expense	1.2	8.8	2.5	19.5
Amortization of acquired intangible assets	55.1	53.2	108.4	102.0
Restructuring charges	—	—	16.6	—
Fair value adjustment of contingent consideration associated with the 2010 Panima acquisition	2.2	—	3.4	—
Acquired in-process research and development related to the contingent consideration payment associated with the 2007 Syntonix acquisition	—	—	—	40.0
Income tax expense: Income tax effect related to reconciling items	(14.8)	(15.1)	(33.5)	(42.3)
Noncontrolling interest: Expenses paid by Cardiokine	—	(1.9)	—	(3.8)

Non-GAAP net income attributable to Biogen Idec Inc.	$332.2	$343.2	$681.5	$639.6

2011 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$ Millions	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,203.0	245	$4.91
Adjustments:
Stock option expense	12.4
Amortization of acquired intangible assets	220.7
Restructuring charges	23.1
Contingent consideration	5.5
Income taxes	(68.2)

Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,396.5	245	$5.70

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics, Syntonix Pharmaceuticals, and Panima Pharmaceuticals AG and the consolidation of Knopp and Cardiokine. These include charges for in-process research and development and amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the impact of all other share-based awards and cash incentives in our non-GAAP results.
3. Other items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
June 30, 2011
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2011	2010
PRODUCT REVENUES
Avonex®	$659,233	$628,134
Tysabri®	281,383	219,238
Fumaderm®	15,064	11,841
Other	1,023	22

Total product revenues	$956,703	$859,235

	Six Months Ended
	June 30,
	2011	2010
PRODUCT REVENUES
Avonex®	$1,301,711	$1,220,661
Tysabri®	532,776	437,882
Fumaderm®	27,570	24,890
Other	1,748	22

Total product revenues	$1,863,805	$1,683,455